EXHIBIT 10.2
                                 PROMISSORY NOTE

$500,000.00                      Grapevine, Texas               January 11. 1991


         For value received I, we, or either of us ("MAKER") promise to pay to the order of STEPHEN F. BRANDON ("HOLDER") at 1701 W. Northwest Highway, Grapevine, Texas 76051, the sum of Five Hundred Thousand Dollars ($500,000.00), or so much thereof as may be advanced and outstanding, with interest from date of any advance at the rate of ten percent (10%) per annum; and with interest from maturity at the highest lawful rate of interest permissible under applicable law as of the date thereof. Interest is payable on demand. Principal under paragraph 3 of loan agreement shall be as the following: TERM. This Agreement shall be in effect for a period of one (1) year from the effective date hereof. This Agreement shall be automatically renewed and extended for successive one year periods unless either party shall give written notice of termination at least thirty (30) days prior to the end of the initial or any renewal term.

         The undersigned and any holder hereof intend to conform strictly to applicable usury law. All present and future agreements between MAKER and HOLDER are hereby expressly limited so that in no event shall actual or constructive interest contracted for, charged or received ever transcend the highest lawful rate permitted by applicable law. If fulfillment hereof or of any such agreement would at any time so transcend then said obligation shall be automatically reduced to said limit by reducing principal, or by refund to the extent said excess is greater than principal then outstanding. To the extent permitted under applicable law, all such actual or constructive interest shall be spread throughout the full stated term so as to be uniform during same.

         MAKER hereby severally waives presentation for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate the maturity hereof, notice of intent to make demand in full hereunder and diligence in bringing suit against any party hereto, and consent that the time of payment may be extended without notice thereof to any of the sureties or endorsers on the NOTE; and if this NOTE is placed in the hands of an attorney for collection or suit is brought on same, or if collected through the probate or bankruptcy court then MAKER agrees to pay the owner or holder of this NOTE, in addition to the full amount due, a reasonable sum for attorney's fees; and MAKER agrees that failure to pay any installment or principal or interest when due, or default under any document evidencing or securing this NOTE, or whenever HOLDER in good faith deems itself insecure, gives the HOLDER the right to declare the principal and accrued but unpaid interest hereunder immediately due and payable in full without notice.

                                                   NICHE PHARMACEUTICALS, INC
                                                   a Texas corporation


                                               BY: /s/ Stephen F. Brandon
                                                   STEPHEN F. BRANDON, President